Exhibit 10.41

2003 EQUITY INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

TIME-VESTING RESTRICTED UNITS

This Restricted Unit Award Agreement (the “Agreement”), is entered into as of «Grant Date» (the “Grant Date”), by and between AnnTaylor Stores Corporation, a Delaware corporation (the “Company”), and «Name», an employee of the Company or a Subsidiary Corporation (the “Grantee”).

Pursuant to the AnnTaylor Stores Corporation 2003 Equity Incentive Plan, as amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its designee has determined that the Grantee shall be granted Restricted Units (“RUs”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1. Number of Units and Settlement. The Grantee is hereby granted «Units» RUs, subject to the restrictions set forth herein. Each RU granted hereunder represents the right to receive [one share of the Company’s Common Stock] [the cash equivalent thereof] on the Settlement Date (as defined hereunder), upon the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan. The date upon [which shares are to be issued] [the amount of cash to be paid is calculated and paid hereunder] in settlement of the RUs is referred to as the “Settlement Date”. The Settlement Date shall occur on each date set forth under Section 4 that the restrictions on transfer set forth in Section 2(a) shall lapse.

2. Terms of Restricted Units. The grant of RUs provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a) The RUs, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in the Plan and this Agreement applicable thereto.

(b) Notwithstanding any other provision of this Agreement, in no event shall any outstanding restrictions lapse prior to the satisfaction by the Grantee of the liabilities described in Section 7 hereof.

(c) The Committee may, in its discretion, cancel all or any part of any outstanding restrictions prior to the expiration of the periods provided in Section 4 hereof.

3. Rights as a Stockholder. [Since the RUs granted hereunder shall be settled in shares of the Company’s Common Stock, the Grantee shall possess all incidents of ownership as to such shares that are transferred to the Grantee in respect of the settlement of the Restricted Unit Award, including the right to receive or reinvest dividends with respect to such shares (to the extent declared by the Company) and the right to vote such shares. Such incidents of ownership shall commence on each such respective Settlement Date, and only with respect to such shares that are transferred to the Grantee on such Settlement Date.] [Since the RUs granted hereunder shall be settled in cash, the Grantee shall not possess any incidents of ownership in shares of the Company’s Common Stock with respect to this Restricted Unit Award.]

4. Lapse of Restrictions. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(a) shall lapse:

(a)	with respect to thirty-three and one-third percent (33.3%) of the RSUs, on the first anniversary of the Grant Date;

(b)	with respect to thirty-three and one-third percent (33.3%) of the RSUs, on the second anniversary of the Grant Date; and

(c)	with respect to thirty-three and one-third percent (33.4%) of the RSUs, on the third anniversary of the Grant Date.

In the event that the RUs are to be settled in shares pursuant to Section 1 of this Agreement, upon each lapse of restrictions relating to the RUs, and provided that the Grantee shall have complied with the Grantee’s obligations under Section 7 hereof, the Company shall issue to the Grantee or the Grantee’s personal representative a stock certificate representing one share of Common Stock, free of any restrictive legend, in exchange for each RU with respect to which such restrictions have lapsed. If the RUs are to be settled in cash pursuant to Section 1 of this Agreement, the Company shall make payment to the Grantee or the Grantee’s personal representative of the cash equivalent of the Fair Market Value on the Settlement Date of one share of Common Stock in exchange for each RU.

5. Effect of Certain Changes. Upon the occurrence of an Acceleration Event, all restrictions then outstanding with respect to the RUs shall automatically expire and be of no further force and effect, and full payment in respect of the RUs granted hereunder shall be made as soon as practicable thereafter, but only if permissible under Section 409A of the Internal Revenue Code; if such settlement is not permissible under Section 409A, then settlement shall occur in accordance with the other terms of this Agreement.

6. Termination of Employment. In the event that the Grantee ceases to be employed by the Company or any of its divisions or Subsidiary Corporations, for any reason, prior to the end of the Restricted Period, all RUs with respect to which the restrictions set forth in Section 4 hereof shall not yet have lapsed (taking into account Sections 2 and 5) shall thereupon be automatically forfeited by the Grantee.

7. Taxes. The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the RUs, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the settlement of the RUs. Such payment shall be made in the form of cash, shares of Common Stock already owned or otherwise issuable upon the lapse of restrictions, or in a combination of such methods, subject to the terms of the Plan.

8. No Guarantee of Employment. Nothing set forth herein or in the Plan shall (i) confer upon the Grantee any right of continued employment for any period by the Company or any of its divisions or Subsidiary Corporations, (ii) entitle the Grantee to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any such division or Subsidiary Corporation to terminate such Grantee’s employment.

9. Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Grantee at the last address specified in the Company’s records (or such other address as the Grantee may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Grantee):

AnnTaylor

7 Times Square, 15th Floor

New York, NY 10036

Attn: Corporate Secretary

10. Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

12. Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Agreement. This Agreement and the RUs shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 11 of the Plan.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

ANNTAYLOR STORES CORPORATION		GRANTEE:

By:
	Name:	«Name»
Title:

Date

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